Filed Pursuant to Rule 424(b)(5)
Registration No. 333-147715
CALCULATION OF REGISTRATION FEE CHART

		Proposed maximum	Proposed maximum
	Amount to	offering price	aggregate offering	Amount of
Title of each class of securities to be registered	be registered(1)	per share(2)	price	registration fee
Common Stock, par value $0.001 per value	6,411,250	$18.73	$120,082,713	$4,719.25(3)

(1)	Includes 836,250 shares which the underwriter has the option to purchase.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the average of the high and low prices of the common stock as reported on the Nasdaq Global Select Market on June 4, 2008.

(3)	This filing fee of $4,719.25 is calculated and being paid pursuant to Rule 457(r) of the Securities Act of 1933, as amended, and relates to the registration statement on Form S-3 (File No. 333-147715) filed by Nuance Communications, Inc. on November 29, 2007.

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 29, 2007)

5,575,000 Shares

Common Stock

Nuance Communications, Inc. is offering 5,575,000 shares to be sold in this offering.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NUAN.” The last reported sale price of our common stock on June 4, 2008 was $18.80 per share.

See “Risk Factors” on page S-11 of this prospectus supplement to read about factors you should consider before buying shares of our common stock.

	Per Share	Total

Initial price to public	$18.15	$101,186,250
Underwriting discount	$0.20	$1,115,000
Proceeds, before expenses, to us	$17.95	$100,071,250

To the extent that the underwriter sells more than 5,575,000 shares of common stock, the underwriter has the option to purchase up to an additional 836,250 shares from us on the same terms and conditions set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares against payment in New York, New York on June 10, 2008.

Thomas Weisel Partners LLC

June 4, 2008

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference as of the date of this prospectus supplement, on the other hand, the information in this prospectus supplement shall control. Unless otherwise expressly stated, all information in this prospectus supplement assumes that the underwriter’s option to purchase additional shares is not exercised.

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FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause our consolidated results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals relating to, and the closing of, pending acquisitions; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the difficulty of managing expense growth while increasing revenues; the challenges of integration and restructuring associated with recent acquisitions and the challenges of achieving the anticipated synergies; and the other risks and uncertainties described in the section entitled “Risk Factors” on page S-11 of this prospectus supplement.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. In addition to other factors that affect our operating results and financial position, neither past financial performance nor our expectations should be considered reliable indicators of future performance. Investors should not use historical trends to anticipate results or trends in future periods. Further, our stock price is subject to volatility. Any of the factors discussed above could have an adverse impact on our stock price. In addition, failure of sales or income in any quarter to meet the investment community’s expectations, as well as broader market trends, could have an adverse impact on our stock price. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our quarterly reports on Form 10-Q, annual report on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus before making an investment decision. The terms “Nuance,” the “Company,” “we” and “us” in this prospectus supplement and the accompanying prospectus refer to Nuance Communications, Inc. and its subsidiaries, unless stated or implied otherwise. You should pay special attention to the “Risk Factors” section on page S-11 of this prospectus supplement to determine whether an investment in our common stock is appropriate for you.

NUANCE

Overview

Nuance Communications, Inc. is a leading provider of speech-based solutions for businesses and consumers worldwide. Our speech solutions are designed to transform the way people interact with information systems, mobile devices and services. We have designed our solutions to make the user experience more compelling, convenient, safe and satisfying, unlocking the full potential of these systems, devices and services.

The vast improvements in the power and features of information systems and mobile devices have increased their complexity and reduced their ease of use. Many of the systems, devices and services designed to make our lives easier are cumbersome to use, involving complex touch-tone menus in call centers, counterintuitive and inconsistent user interfaces on computers and mobile devices, inefficient manual processes for transcribing medical records and automobile dashboards overrun with buttons and dials. These complex interfaces often limit the ability of the average user to take full advantage of the functionality and convenience offered by these products and services. By using the spoken word, our speech solutions help people naturally obtain information, interact with mobile devices and access services such as navigation, online banking and medical transcription.

We provide speech solutions to several rapidly growing markets:

•	Enterprise Speech. We deliver a portfolio of speech-enabled customer care solutions that improve the quality and consistency of customer communications. Our solutions are used to automate a wide range of customer services and business processes in a variety of information and process-intensive vertical markets such as telecommunications, financial services, travel and entertainment, and government.

•	Mobility. Our mobile speech solutions add voice control capabilities to mobile devices and services, allowing people to use spoken words or commands to dial a mobile phone, enter destination information into an automotive navigation system, dictate a text message or have emails and screen information read aloud. Our mobile solutions are used by many of the world’s leading mobile device and automotive manufacturers.

•	Healthcare Dictation and Transcription. We provide comprehensive dictation and transcription solutions and services that improve the way patient data is captured, processed and used. Our healthcare dictation and transcription solutions automate the input and management of medical information and are used by many of the largest hospitals in the United States.

In addition to our speech offerings, we provide PDF and document solutions that reduce the time and cost associated with creating, using and sharing documents. Our solutions benefit from the widespread adoption of the PDF format and the increasing demand for networked solutions for managing electronic documents. Our solutions are used by millions of professionals and within large enterprises.

We leverage our global professional services organization and our extensive network of partners to design and deploy innovative speech and imaging solutions for businesses and organizations around the globe. We market and distribute our products indirectly through a global network of resellers, including systems integrators, independent software vendors, value-added resellers, hardware vendors, telecommunications carriers and distributors, and directly through our dedicated sales force and through our e-commerce website.

We have built a world-class portfolio of speech solutions through both internal development and acquisitions. We expect to continue to pursue opportunities to broaden our solutions and customer base through acquisitions. Our recently completed transactions include:

•	On May 20, 2008, we acquired eScription, a leading provider of computer aided medical transcription software. The eScription acquisition broadens our ability to deliver scalable solutions and future innovations for speech-enabled clinical documentation to healthcare organizations.

•	On November 26, 2007, we acquired Viecore, Inc., a consulting and systems integration firm. The Viecore acquisition expands our professional services capabilities and complements our existing partnerships, allowing us to deliver end-to-end speech solutions and systems integration for speech-enabled customer care in key vertical markets including financial services, telecommunications, healthcare, utilities and government.

•	On November 2, 2007, we acquired Vocada, Inc., a provider of software and services for managing critical medical test results. The Vocada acquisition allows us to broaden the capabilities of our Dictaphone Healthcare solutions, enhance our domain expertise within diagnostic specialties (including radiology, laboratory tests, pathology and cardiology), and increase our recurring revenue base derived from a software-as-a-service business model.

•	On September 28, 2007, we acquired Commissure Inc., a provider of speech-enabled radiology workflow optimization and data analysis solutions. The Commissure acquisition enhances the capabilities of our Dictaphone solutions for the medical imaging industry, extends our domain expertise in the radiology market and increases our recurring revenue base derived from a term-based license model.

•	On August 24, 2007, we acquired VoiceSignal Technologies, Inc., a global provider of speech technology for mobile devices. The VoiceSignal acquisition enhances our solutions and expertise to address the accelerating demand for speech-enabled mobile devices and services that allow people to use spoken commands to simply and effectively navigate and retrieve information and to control and operate mobile phones.

•	On August 24, 2007, we acquired Tegic Communications, Inc., a wholly owned subsidiary of AOL LLC and a developer of embedded software for mobile devices. The Tegic acquisition expands our presence in the mobile device industry and accelerates the delivery of a new mobile user interface that combines voice, text and touch to improve the user experience for consumers and mobile professionals.

•	On April 24, 2007, we acquired BeVocal, Inc., a provider of hosted self-service customer care solutions that address business requirements of wireless carriers and their customers. The BeVocal acquisition provides us with a portfolio of applications that serve the needs of wireless carriers and their customers and a recurring revenue base derived from a software-as-a-service business model.

•	On March 26, 2007, we acquired Focus Enterprises Limited, a leading healthcare transcription company. The Focus acquisition complements our Dictaphone iChart Web-based transcription solutions and expands our ability to deliver Web-based speech recognition solutions and to provide scalable Internet delivery of automated transcription.

Our corporate headquarters are in Burlington, Massachusetts and we have offices across North America, Latin America, Europe, and Asia. As of September 30, 2007, we had approximately 3,900 full time employees in total, including approximately 600 in sales and marketing, approximately 650 in professional services, approximately 700 in research and development, approximately 350 in general and administrative and approximately 1,600 that provide healthcare transcription and editing services. Approximately, fifty-five percent of our employees are located outside of the United States.

Market Opportunity

Confronted by dramatic increases in electronic information, consumers, business personnel and healthcare professionals must use a variety of resources to retrieve information, transcribe patient records, conduct transactions and perform other job-related functions. We believe that the power of the spoken word will transform the way people use the Internet, telecommunications systems, wireless and mobile networks and related corporate infrastructure to conduct business. We believe that several key market trends will enhance our market position and create new business opportunities:

•	More than 90% of all customer service interactions begin with a phone call. With personnel expenditures representing approximately 75% of call center budgets, our solutions automate customer interactions to deliver significant cost savings to call centers that must reduce expenses and improve customer service to remain competitive.

•	With 80% of consumers reporting that quality of service is “extremely” or “very” influential, and with only 40% of consumers reporting that they were satisfied with their customer service experiences, customer care operations must address these challenges. Our speech-based solutions have significant advantages over more traditional automation capabilities using touchtone menus and are recognized for ease of use, clarity, speed of transaction and completeness of service.

•	Consumers in North America make approximately 6.1 billion calls to directory assistance each year. The emergence of new directory assistance business models such as free directory assistance services is expected to generate 1.5 billion calls per year. We provide tailored speech recognition solutions for this industry.

•	We provide an intuitive user interface based on voice commands that helps unlock the rich feature sets of mobile devices and services, thereby improving the customer experience.

•	Currently there are approximately 20 million users of wireless email globally and the number of users is expected to reach 350 million users by 2010. Our speech enabled mobile solutions provide a natural way to interact with wireless e-mail services.

•	Approximately $12 billion is spent annually in North America on both in-house and outsourced medical transcription labor. Our healthcare dictation solutions reduce the cost of manual transcription while improving turnaround time and accuracy.

•	On average, an organization of 1,000 employees spends $5.7 million each year on reformatting and recreating documents from multiple sources. Our PDF and document conversion and management solutions enable businesses to more efficiently create, manage and share documents.

Nuance Solutions

Our speech solutions enable enterprises, professionals and consumers to increase productivity, reduce costs and save time by using voice control to improve the user experience. Our imaging solutions build on decades of experience and technology development to deliver businesses, manufacturers and consumers a broad set of PDF and document offerings. We provide a broad set of speech and imaging offerings to our customers in the following areas:

Enterprise Speech

To remain competitive, organizations must improve the quality of customer care while reducing costs and ensuring a positive customer experience. Technological innovation, competitive pressures and rapid commoditization have made it increasingly difficult for organizations to achieve enduring market differentiation or to secure customer loyalty. In this environment, organizations need to satisfy the expectations of increasingly savvy and mobile consumers who demand high levels of customer service. This increase in consumer expectations necessitates a change in the way organizations approach customer care and respond to customer needs.

We deliver a portfolio of customer service and business intelligence solutions enabled by speech that are designed to help companies better support, understand and communicate with their customers. Our solutions improve the customer experience, increase the use of self-service and enable new revenue opportunities. We also offer business intelligence solutions, which allow companies to draw knowledge from their customer care interactions to improve overall business performance.

Our portfolio of enterprise speech solutions includes:

•	Customer Self Service. Our self-service solutions help companies improve the user experience, reduce costs through increased use of self-service solutions and create new revenue opportunities. Our solutions support applications such as flight information, personal banking, equipment repair and claims processing.

•	Voice-Driven Call Steering. Unlike touchtone systems that use complex menus that may lead to misrouted calls and poor customer experiences, our call steering solutions allow customers to describe their needs in their own words to navigate automated customer care systems, enabling organizations to direct inbound calls more accurately, more efficiently, and with higher caller satisfaction.

•	Authentication. Our voice authentication software enables businesses to provide secure access to sensitive information over the telephone, unobtrusively confirming a caller’s identity using the unique characteristics of each voice, thereby providing enterprises a powerful defense against fraudulent activity.

•	Auto Attendant. Our auto attendant application, a natural speech-enabled turnkey solution, allows callers to speak the name of a person, department, service or location and be automatically transferred to the requested party, without the hassle of searching for phone numbers or waiting to speak to an operator.

•	Analytics. Our business intelligence solutions help enterprises draw knowledge from customer interactions. Powered by specialized customer behavior intelligence software, we offer tools and services that deliver fact-based insight about who is calling, why they are calling, and the quality of the caller experience.

Our solutions are used across many customer-service intensive sectors, including telecommunications, financial services, travel and entertainment, and government, where customers include AOL, AT&T, Comcast, Charles Schwab and United Health.

We license our solutions to a wide variety of enterprises and leading telecommunications carriers. Our speech solutions are designed to serve our global partners and customers and are available in up to 49 languages and dialects worldwide. Although in certain cases we sell directly to end users, the majority of our solutions are fulfilled through our channel network that includes providers such as Avaya, Cisco, Genesys, Intervoice and Nortel, that integrate our solutions into their hardware and software platforms.

We complement our solutions and products with a global professional services organization that supports customers and partners with business and systems consulting project management, user-interface design, speech science, application development, and business performance optimization. Our acquisition of BeVocal expanded our existing product portfolio with a unique set of solutions for lifecycle management of customers of wireless carriers and a range of premium services for the wireless consumer, such as the Web and Short Message Service (SMS). The BeVocal acquisition also added numerous wireless carrier relationships to our network. Our recent acquisition of Viecore expands our professional services capabilities and complements our existing partnerships, allowing us to deliver end-to-end speech solutions and systems integration for speech-enabled customer care in key vertical markets including financial services, telecommunications, healthcare, utilities and government.

Mobility

Today, an increasing number of people worldwide rely on mobile devices to stay connected, informed and productive. We see an expanding opportunity in helping consumers use the powerful capabilities of their phones, cars and personal navigation devices by using voice commands to control these devices and to access the array of content and services available on the Internet through wireless mobile devices. We expect to serve more than one billion consumers within the next three years with voice-based mobile solutions that allow them to simply and effectively navigate and retrieve information and conduct transactions using these devices.

We offer solutions and expertise that help satisfy the accelerating demand for speech-enabled mobile devices and services. Our portfolio of mobile solutions includes:

•	Voice Search. Our voice search solutions allow users to quickly search local information databases such as business listings, yellow pages, restaurant guides and movie schedules, by naturally speaking their requests through a speech-enabled search interface that simplifies search capabilities and increases usage.

•	Voice-Activated Dialing. Our voice-activated dialing allows users to call anyone with just one command, avoiding the need to navigate complex menus and sort through an extensive list of contacts.

•	Voice Control. Offered on a subscription basis through wireless carriers, our Nuance Voice Control service lets mobile consumers use their voice to dictate and send email or text messages, create calendar entries, dial a contact, and search the Web for business listings, news, weather, stock quotes, sport scores and more.

•	Mobile Messaging. Nuance Mobile provides users a more natural way to enter SMS messages, mobile instant messages, and mobile email into mobile wireless devices, significantly faster than with the traditional keypad.

•	Voice-Controlled MP3 Player Applications. An increasing number of phones on the market today are equipped with MP3 capabilities, allowing users to store and play hundreds of songs. Our speech-controlled MP3 applications provide a simple voice-activated interface to select a song, an artist or a playlist.

•	Automotive Solutions. Our integrated suite of automotive solutions enables voice-activated dialing, voice destination entry for navigation systems, and vehicle command and control for in-vehicle entertainment systems.

Our mobile solutions are used by mobile phone, automotive, personal navigation device and other consumer electronic manufacturers and their suppliers, including Mitsubishi Electronics, LG Electronics, Group Sense and Delphi. In addition, telecommunications carriers, Web search companies and content providers are increasingly using our mobile search and communication solutions to offer value-added services to their subscribers and customers.

The recent acquisitions of VoiceSignal and Tegic will enhance our offerings to mobile device manufacturers. The VoiceSignal acquisition provides voice-recognition technologies in mobile search, messaging, and command and control that complement our current capabilities. The Tegic acquisition provides us with predictive text and touch technologies. The combination of Nuance, VoiceSignal and Tegic sets the stage for a new mobile user interface that integrates predictive text, speech and touch inputs. This multimodal interface will provide easier access for users of mobile devices and will be available to all manufacturers across their product lines.

Healthcare Dictation and Transcription

The healthcare industry is under significant pressure to streamline operations and reduce costs and improve patient care. In recent years, healthcare organizations such as hospitals, clinics, medical groups, physicians’ offices and insurance providers have increasingly turned to speech solutions to automate manual processes such as the dictation and transcription of patient records.

We provide comprehensive dictation and transcription solutions and services that automate the input and management of medical information. Since 2004, we have steadily increased our investments in solutions for the healthcare industry. We are dedicating substantial resources to product development, sales, business development and marketing in an effort to replace traditional manual transcription before the end of the decade.

Our healthcare dictation and transcription solutions include:

•	Dictation and Transcription Workflow Solutions. Our enterprise solutions provide centralized platforms to generate and distribute speech-driven medical documentation through the use of advanced dictation and transcription features.

•	Hosted Dictation Services. Dictaphone iChart and eScription AutoScript, our subscription-based services, allow us to deliver hosted dictation, transcription and speech recognition solutions to customers seeking to outsource this function entirely.

•	Departmental Solutions. Dictaphone PowerScribe®, a speech recognition solution for radiology, cardiology, pathology and related specialties, enables healthcare providers to dictate, edit, and sign reports without manual transcription, enhancing report turnaround time.

•	Dragon NaturallySpeaking Medical. This dictation software provides front-end speech recognition that is used by physicians and clinicians to create and navigate medical records.

Hospitals, clinics and group practices, including Adventist Health, Allina Health, Guthrie Healthcare, Mt. Kisco Medical, and Sarasota Memorial, and approximately 300,000 physicians use our Dictaphone healthcare solutions to manage the dictation and transcription of patient records. We utilize a focused, enterprise sales team and professional services organization to address the market and implementation requirements of the healthcare industry.

The acquisition of Focus expanded our ability to deliver healthcare transcription solutions. The combination of Focus’ proven technology portfolio and services capability and the Dictaphone iChart Web-based transcription solutions creates an efficient, scalable web-based automated transcription service. Focus serves some of the largest U.S. healthcare organizations, combining the use of speech recognition, a Web-based editing platform and manual transcription services based in India to achieve superior customer satisfaction, turnaround time and cost efficiency. Our recent acquisition of eScription expands our computer aided medical transcription workflow services, accelerating our delivery of solutions that improve the way patient data is captured, processed and used. Our recent acquisitions of Commissure and Vocada expand the capabilities of our Dictaphone Healthcare solutions for the medical imaging industry, enhance our domain expertise in the radiology market and reporting of clinical test results, respectively, and increase our recurring revenue base derived from a software-as-a-service business model.

In addition to our healthcare-oriented dictation solutions, we also offer Dragon NaturallySpeaking, a suite of general purpose desktop dictation applications that increases productivity by using speech to create documents, streamline repetitive and complex tasks, input data, complete forms and automate manual transcription processes. Our Dragon NaturallySpeaking family of products delivers enhanced productivity for professionals and consumers who need to create documents and transcripts.

Our Dragon NaturallySpeaking solutions allow users to automatically convert speech into text at up to 160 words-per-minute, with support for over 300,000 words and with an accuracy rate of up to 99%. This vocabulary can be expanded by users to include specialized words and phrases and can be adapted to recognize individual voice patterns. Our desktop dictation software is currently available in eleven languages. We utilize a combination of our global reseller network and direct sales to distribute our speech recognition and dictation products.

PDF and Document Imaging

The proliferation of the Internet, email and other networks have greatly simplified the ability to share electronic documents, resulting in an ever-growing volume of documents to be used and stored. Our solutions reduce the costs associated with paper documents through easy to use scanning, document management and electronic document routing solutions. We offer versions of our products to hardware vendors, home offices, small businesses and enterprise customers.

Our PDF and document solutions include:

•	PDF Applications. Our PDF solutions offer comprehensive PDF capabilities for business users, including a combination of creation, editing and conversion features. Our PDF Converter product family is used to create PDF files and turn existing PDF files into fully-formatted documents that can be edited.

•	Optical Character Recognition and Document Conversion. Our OmniPage product uses optical character recognition technology to deliver highly accurate document and PDF conversion, replacing the need to manually re-create documents.

•	Digital Paper Management. Our PaperPort applications combine PDF creation with network scanning, allowing individuals to work quickly with scanned paper documents, PDF files and digital documents. Our software is typically used in conjunction with network scanning devices to preserve an image of a document and allows for easy archiving, indexing and retrieval.

We utilize a combination of our global reseller network and direct sales to distribute our document conversion and PDF products. We license our software to companies such as Brother, Canon, Dell, HP and Xerox, which bundle our solutions with multifunction devices, digital copiers, printers and scanners. We also license software development toolkits to independent software vendors who use our technology for production capture or desktop applications, including vendors such as Autodesk, Canon, EMC/Captiva, Filenet, Kofax, Microsoft, Sharp and Verity.

Growth Strategy

We focus on providing market-leading, value-added solutions for our customers and partners through a broad set of technologies, service offerings and channel capabilities. We intend to pursue growth through the following key elements of our strategy:

•	Extend Technology Leadership. Our solutions are recognized as among the best in their respective categories. We intend to leverage our global research and development organization and broad portfolio of technologies, applications and intellectual property to foster technological innovation and maintain customer preference for our solutions. We also intend to invest in our engineering resources and seek new technological advancements that further expand the addressable markets for our solutions.

•	Broaden Expertise in Vertical Markets. Businesses are increasingly turning to Nuance for comprehensive solutions rather than for a single technology product. We intend to broaden our expertise and capabilities to deliver targeted solutions for a range of industries including mobile device manufacturers, healthcare, telecommunications, financial services and government administration. We also intend to expand our global sales and professional services capabilities to help our customers and partners design, integrate and deploy innovative solutions.

•	Increase Subscription and Transaction Based Recurring Revenue. We intend to increase our subscription and transaction-based offerings in our core industries. The expansion of our subscription or transaction based solutions will enable us to deliver applications that our customers use on a repeat basis, and pay for on a per use basis, providing us with the opportunity to enjoy the benefits of recurring revenue streams.

•	Expand Global Presence. We intend to further expand our international resources to better serve our global customers and partners and to leverage opportunities in emerging markets such as China, India, Latin America and Asia. We continue to add regional executives and sales employees in different geographic regions to better address demand for speech based solutions and services.

•	Pursue Strategic Acquisitions. We have selectively pursued strategic acquisitions to expand our technology, solutions and resources to complement our organic growth. We have proven experience in integrating businesses and technologies and in delivering enhanced value to our customers, partners, employees and shareholders. We intend to continue to pursue acquisitions that enhance our solutions, serve specific vertical markets and strengthen our technology portfolio.

Research and Development/Intellectual Property

In recent years, we have developed and acquired extensive technology assets, intellectual property and industry expertise in speech and imaging that provide us with a competitive advantage in markets where we compete. Our technologies are based on complex algorithms which require extensive amounts of linguistic and image data, acoustic models and recognition techniques. A significant investment in capital and time would be necessary to replicate our current capabilities.

We continue to invest in technologies to maintain our market-leading position and to develop new applications. Our technologies are covered by more than 540 issued patents and 490 patent applications. Our intellectual property, whether purchased or developed internally, is critical to our success and competitive position and, ultimately, to our market value. Our products and services build on a portfolio of patents, copyrights, trademarks, services marks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property and proprietary rights.

Recent Developments

On May 20, 2008, we completed our acquisition of eScription, a leading provider of computer aided medical transcription technology. The aggregate consideration delivered to the former stockholders of eScription consisted of 1,294,844 shares of Nuance common stock, of which 1,123,888 shares of Nuance common stock were placed into escrow for 12 months from the date of acquisition, and approximately $340 million in cash, subject to reduction based on certain of eScription’s third party expenses. The eScription acquisition broadens our ability to deliver scalable solutions and future innovations for speech-enabled clinical documentation to healthcare organizations.

In connection with our acquisition of eScription, on May 20, 2008, we sold 5,760,369 shares of our common stock for a purchase price of $100 million, and warrants to purchase 3,700,000 shares of our common stock for a purchase price of $0.5 million, to Warburg Pincus Private Equity VIII, L.P. and certain of its affiliated entities (collectively “Warburg Pincus”) pursuant to the terms of a purchase agreement dated April 7, 2008 by and among Nuance and Warburg Pincus. The warrants have an exercise price of $20.00 per share and a term of four years.

THE OFFERING

Common stock offered by us	5,575,000 shares of common stock, par value $0.001 per share.
Shares of common stock to be outstanding after this offering(1)	216,020,829 shares.
Use of proceeds	We will receive net proceeds from this offering of approximately $99.8 million, or approximately $114.8 million if the underwriter exercises its over-allotment option in full. We intend to apply the net proceeds from this offering for general corporate purposes, including working capital and to fund possible future acquisitions. See “Use of Proceeds” beginning on page S-11 for additional information.
Nasdaq Symbol for Our Common Stock	Our common stock trades on The Nasdaq Global Select Market under the symbol “NUAN.”

(1)	The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding at March 31, 2008, and excludes:

•	16,285,103 shares of common stock issuable upon the exercise of options outstanding at March 31, 2008, at a weighted average exercise price of $6.63 per share;

•	8,300,114 shares of common stock issuable upon the vesting of restricted stock units outstanding at March 31, 2008;

•	3,224,008 shares of common stock available for future issuance under our equity compensation plans at March 31, 2008;

•	7,840,918 shares of common stock issuable upon the exercise of warrants outstanding at March 31, 2008, at a weighted average exercise price of $4.63 per share;

•	3,562,238 shares of Series B Preferred Stock outstanding at March 31, 2008 that are convertible into common stock on a one-to-one basis;

•	5,760,369 shares of common stock and 3,700,000 shares of common stock issuable upon exercise of warrants issued to Warburg Pincus on May 20, 2008 at an exercise price of $20 per share;

•	1,294,844 shares of common stock issued in connection with acquisitions consummated after March 31, 2008; and

•	836,250 shares that may be sold by us if the underwriter exercises its option to purchase additional shares in full.

Risk Factors

Investing in our common stock involves substantial risk. See “Risk Factors” on page S-11 of this prospectus supplement regarding certain of the risks you should consider before investing in our common stock.

Unless otherwise indicated herein, all information in this prospectus supplement assumes that the underwriter does not exercise the option that we have granted to it to purchase additional shares in this offering, as described in the “Underwriting” section of this prospectus supplement.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, and the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus before making an investment decision. The risks and uncertainties described in our filings with the SEC incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the risks described in our filings with the SEC occur, our business, financial condition or results of operations could be materially harmed.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $99.8 million, after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $114.8 million if the underwriter exercises its option to purchase additional shares in full. The net proceeds from this offering will be used for general corporate purposes, including working capital and to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies.

PRICE RANGE OF OUR COMMON STOCK

Our common stock trades on the Nasdaq Global Select Market under the symbol “NUAN.” The following table sets forth, for our fiscal quarters indicated, the high and low sales prices of our common stock, in each case as reported on the Nasdaq Global Select Market.

	High	Low

2006
First Quarter	$7.89	$4.60
Second Quarter	$12.04	$7.42
Third Quarter	$13.48	$7.37
Fourth Quarter	$10.39	$6.94
2007
First Quarter	$12.08	$7.64
Second Quarter	$16.63	$11.00
Third Quarter	$18.85	$14.94
Fourth Quarter	$20.24	$14.81
2008
First Quarter	$22.56	$17.48
Second Quarter	$18.80	$12.45
Third Quarter (through June 4, 2008)	$21.47	$17.12

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus supplement or incorporated by reference into the accompanying prospectus. See the section entitled “Where You Can Find More Information” on page S-18.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. The terms of our credit facility place restrictions on our ability to pay dividends except for stock dividends.

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation authorizes us to issue 560,000,000 shares of common stock, $0.001 par value, and 40,000,000 shares of preferred stock, $0.001 par value.

Common Stock

As of March 31, 2008, there were 210,445,829 shares of our common stock outstanding, excluding 3,562,238 shares of common stock issued and held by us in treasury.

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to our common stock. The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of our preferred stock, as discussed below.

Preferred Stock

Our certificate of incorporation authorizes us to issue up to 40,000,000 shares of preferred stock, par value $0.001 per share. We have designated 100,000 shares as Series A participating preferred stock and 15,000,000 shares as Series B preferred stock. The Series B preferred stock is convertible into shares of common stock on a one-for-one basis. The Series B preferred stock has a liquidation preference of $1.30 per share plus all declared but unpaid dividends. The holders of Series B preferred stock are entitled to non-cumulative dividends at the rate of $0.05 per annum per share, payable when, and if declared by the board of directors. To date, no dividends have been declared by the board of directors. Holders of Series B preferred stock have no voting rights, except those rights provided under Delaware law. We have reserved 3,562,238 shares of our common stock for issuance upon conversion of the Series B preferred stock. The undesignated shares of preferred stock will have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by our board of directors upon issuance of the preferred stock.

Our right to issue shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the rights of the holders of common stock as follows:

•	Dividends. Our preferred stock is entitled to receive dividends out of any legally available assets, when and if declared by our board of directors and prior and in preference to any declaration or payment of any dividend on the common stock. In addition, after the first issuance of the Series A participating preferred stock, we cannot declare a dividend or make any distribution on the common stock unless we concurrently declare a dividend on such Series A participating preferred stock. Moreover, we cannot pay dividends or make any distribution on the common stock as long as dividends payable to the Series A participating preferred stock are in arrears. With respect to the Series B preferred stock, we cannot declare a dividend or make any distribution on the common stock unless full dividends on the Series B preferred stock have been paid or declared and the sum sufficient for the payment set apart.

•	Voting Rights. Each share of Series A participating preferred stock entitles its holder to 1,000 votes on all matters submitted to a vote of our stockholders. In addition, the Series A participating preferred stock and the common stock holders vote together as one class on all matters submitted to a vote of our stockholders. The holders of Series B preferred stock are not entitled to vote on any matter (except as provided in Delaware law in connection with amendments to our certificate of incorporation that, among other things, would alter or change the rights and preferences of the class, in which case each share of Series B preferred stock would be entitled to one vote). However, the Series B preferred stock is convertible into common stock, and as a result, may dilute the voting power of the common stock.

•	Liquidation, Dissolution or Winding Up. The preferred stock is entitled to certain liquidation preferences upon the occurrence of a liquidation, dissolution or winding up of the Company. If there are insufficient assets or funds to permit this preferential amount, then our entire assets and all of our funds legally available for distribution will be distributed ratably among the preferred stockholders. The remaining assets, if any, will be distributed to the common stockholders on a pro rata basis.

•	Preemptive Rights. Our Series A participating preferred stock and Series B preferred stock do not have any preemptive rights.

Options, Restricted Stock and Warrants

As of March 31, 2008, 24,585,217 shares of our common stock were reserved for issuance upon exercise of outstanding restricted stock units and options to purchase shares of our common stock and 3,224,008 shares of our common stock remain available for future issuance pursuant to our equity compensation plans. As of March 31, 2008, there were warrants outstanding to purchase an aggregate of 7,840,918 shares of our common stock at a weighted average exercise price of $4.63 per share. On April 21, 2008, our shareholders approved a 3,000,000 share increase in the number of shares available for issuance pursuant to our Amended and Restated 1995 Employee Stock Purchase Plan. Conversion of any or all of these options or warrants into shares of our common stock will result in dilution to other holders of our common stock.

On May 20, 2008, we sold 5,760,369 shares of our common stock for a purchase price of $100 million, and warrants to purchase 3,700,000 shares of our common stock for a purchase price of $0.5 million, to Warburg Pincus Private Equity VIII, L.P. and certain of its affiliated entities (collectively “Warburg Pincus”) pursuant to the terms of a purchase agreement dated April 7, 2008 by and among Nuance and Warburg Pincus (the “Purchase Agreement”). The warrants have an exercise price of $20.00 per share and a term of four years. Warburg Pincus also agreed not to sell any shares of our common stock for a period of six months from the closing of the transaction contemplated by the Purchase Agreement.

Anti-Takeover Provisions

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition of the Company by means of a tender offer, or the acquisition of control of the Company by means of a proxy contest or otherwise more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Other Provisions in Our Certificate of Incorporation and Bylaws.  Our certificate of incorporation and bylaws provide other mechanisms that may help to delay, defer or prevent a change in control. For example, our certificate of incorporation provides that stockholders may not take action by written consent without a meeting, but must take any action at a duly called annual or special meeting. This provision makes it more difficult for stockholders to take actions opposed by our board of directors.

Our certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board of directors’ decision regarding a takeover.

Under our certificate of incorporation, 24,900,000 shares of preferred stock remain undesignated. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of the Company.

Our bylaws contain advance notice procedures that apply to stockholder proposals and the nomination of candidates for election as directors by stockholders other than nominations made pursuant to the notice given by us with respect to such meetings or nominations made by or at the direction of the board of directors.

Lastly, our bylaws eliminate the right of stockholders to act by written consent without a meeting.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Transfer Agent and Registrar

Our transfer agent and registrar for common stock is Computershare.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, Thomas Weisel Partners LLC, as underwriter, has agreed to purchase from us 5,575,000 shares of common stock.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

We have granted to the underwriter a 30-day option to purchase up to 836,250 additional shares from us at the public offering price less the underwriting discounts and commissions.

The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.05 per share. After this offering, the underwriter may change the public offering price and concession.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “NUAN.”

The following table summarizes the compensation to be paid to the underwriter by us and the proceeds, before expenses, payable to us:

		Total
		Without	With
	Per Share	Over-Allotment	Over-Allotment

Public offering price	$18.15	$101,186,250	$116,364,188
Underwriting discount	$0.20	$1,115,000	$1,282,250
Proceeds, before expenses, to us	$17.95	$100,071,250	$115,081,938

The underwriter has informed us that they do not expect sales to accounts over which the underwriter has discretionary authority to exceed 5% of the shares of common stock being offered.

We and our executive officers and directors have agreed that we and they will not (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock; (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase shares of our common stock or any securities convertible into or exchangeable for shares of our common stock; (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of shares of our common stock or any securities convertible or exchangeable into shares of our common stock; (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in shares of our common stock or any securities convertible or exchangeable into shares of our common stock within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act relating to shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or publicly disclose the intention to take any such action, in each case, without the prior written consent of Thomas Weisel Partners LLC, for a period of 60 days after the date of this prospectus supplement. In addition, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII, C.V.I. and WP-WPVIII Investors, L.P. (the “Warburg Entities”) have agreed to be subject to the above restrictions for a period of 60 days from the date of this prospectus supplement.

Notwithstanding the foregoing, the underwriter has agreed that we may (i) issue and sell capital stock or securities convertible into or exchangeable for capital stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan in effect on the date hereof that is described in the registration statement, (ii) issue capital stock issuable upon the conversion of securities outstanding on the date hereof or the exercise of warrants outstanding on the date hereof and described in the registration statement, (iii) file a registration statement or a prospectus supplement relating to an effective registration statement, in respect of the Company’s outstanding 2.75% Senior Convertible Debentures due 2027 (the “Convertible Debentures”) and any common stock into which the Convertible Debentures are convertible and (iv) offer, sell, contract to sell, otherwise dispose of, directly or indirectly, shares of capital stock in connection with an acquisition (whether through merger, share purchase, share exchange or otherwise) of a company, division, business or assets or strategic transactions, provided that no registration statement is filed and no amendment or prospectus supplement relating to an effective registration statement is filed, with respect to such shares, prior to and including the date that is 30 days after the date of the final prospectus with respect to this offering. In addition, notwithstanding the lock-up agreements applicable to our directors, executive officers and the Warburg Entities, the underwriter has agreed that such directors, executive officers and the Warburg Entities, may, subject to certain restrictions, (1) make transfers as a bona fide gift or gifts or pledge, (2) make transfers either during their lifetime or on death by will or intestacy to their immediate family or to a trust, (3) make transfers to an affiliate, (4) make transfers of shares acquired in the open market on or after the date of the underwriting agreement, (5) make transfers pursuant to an acquisition resulting in the exchange of our outstanding shares for securities or consideration issued, or caused to be issued, by the acquiring person, group of affiliated persons or entity, (6) sell shares of capital stock pursuant to an existing trading plan that complies with Rule 10b5-1 under the Exchange Act, (7) establish a trading plan that complies with Rule 10b5-1 under the Exchange Act or (8) dispose of shares of restricted stock to us to satisfy tax withholding obligations or upon termination of employment with us.

We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presale of the shares.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

We estimate that our portion of the total expenses of this offering will be approximately $300,000.

The underwriter and its affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

VALIDITY OF COMMON STOCK

The validity of the shares of our common stock offered by this prospectus supplement will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the underwriter by Davis Polk & Wardwell, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the SEC or the Commission). You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-888-SEC-0330. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Our SEC filings are also available to the public from our website at www.nuance.com. Information on our website is not incorporated by reference in and is not otherwise intended to be part of this prospectus supplement. You may also obtain these documents by requesting them in writing or by telephone from us at:

Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803
(781) 565-5000
Attention: Investor Relations

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriter is making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document are not complete, and in each instance that the contract or document has been filed or incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus constitutes a part or to a document incorporated by reference in the registration statement, we refer you to the copy so filed or incorporated by reference, each of those statements being qualified in all respects by this reference.

PROSPECTUS

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Subscription Rights

We, or selling security holders under this prospectus, may offer from time to time debt securities, common stock, preferred stock, depositary shares, warrants, or subscription rights. The debt securities, preferred stock, warrants and subscription rights may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of our company or debt or equity securities of one or more other entities. We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We, or selling security holders, may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering.

Investing in these securities involves certain risks.  See “Item 1A — Risk Factors” beginning on page 9 of our annual report on Form 10-K for the fiscal year ended September 30, 2007, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated November 29, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable, the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

You should only rely on the information contained or incorporated by reference in this prospectus and/or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless we state otherwise, the “Company,” “we,” “us,” “our” and “Nuance” refer to Nuance Communications, Inc. and its consolidated subsidiaries.

THE COMPANY

Nuance Communications, Inc. is a leading provider of speech and imaging solutions for businesses and consumers worldwide. Our technologies, applications and solutions are transforming the way people create, use and interact with information, content and services and are designed to make the end user experience more compelling, convenient and satisfying.

Nuance was incorporated in 1992 as Visioneer, Inc. In 1999, we changed our name to ScanSoft, Inc. and also changed our ticker symbol to SSFT. In October 2004, we changed our fiscal year end to September 30, resulting in a nine-month fiscal year for 2004. In October 2005, we changed our name to Nuance Communications, Inc., to reflect our core mission of being the world’s most comprehensive and innovative provider of speech solutions, and in November 2005 we changed our ticker symbol to NUAN. Our corporate headquarters and executive offices are located at 1 Wayside Road, Burlington, Massachusetts 01803. Our telephone number is 781-565-5000.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause our results and the results of our consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include:

•	projections of earnings, revenues, synergies or other financial items;

•	any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals relating to, and the closing of, pending acquisitions;

•	any statements concerning proposed new products, services, developments or industry rankings;

•	any statements regarding future economic conditions or performance;

•	statements of belief; and

•	any statement of assumptions underlying any of the foregoing.

The risks, uncertainties and assumptions referred to above include the difficulty of managing expense growth while increasing revenues; the challenges of integration and restructuring associated with recent and pending acquisitions and the challenges of achieving the anticipated synergies; and the other risks and uncertainties described under “Item 1A — Risk Factors” in our annual report on Form 10-K for the fiscal year ended September 30, 2007, which is incorporated by reference herein.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. In addition to other factors that affect our operating results and financial position, neither past financial performance nor our expectations should be considered reliable indicators of future performance. Investors should not use historical trends to anticipate results or trends in future periods. Further, our stock price is subject to volatility. Any of the factors discussed above could have an adverse impact on our stock price. In addition, failure of sales or income in any quarter to meet the investment community’s expectations, as well as broader market trends, could have an adverse impact on our stock price. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our quarterly reports on Form 10-Q, annual report on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from this offering for general corporate purposes, including working capital, to repay indebtedness and to fund possible investments in and acquisitions of complimentary businesses, partnerships, minority investments, products or technologies. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

				Nine Months	Fiscal Year
	Fiscal Year Ended			Ended	Ended
	September 30,	September 30,	September 30,	September 30,	December 31,
	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges(1)(2)	1.2x	—	1.3x	—	—

(1)	The ratio of earnings to fixed charges is calculated by dividing (a) earnings before income taxes, adjusted for fixed charges, by (b) fixed charges. Fixed charges include interest expense under operating leases deemed to be a reasonable approximation of the interest factor.

(2)	For the fiscal year ended September 30, 2006, the nine months ended September 30, 2004 and the fiscal year ended December 31, 2003, income before income taxes was insufficient to cover the fixed charges by approximately $12.9 million, $6.4 million and $3.7 million, respectively.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible;

•	shares of common stock;

•	shares of preferred stock;

•	depositary shares;

•	warrants exercisable for debt securities, common stock or preferred stock; and

•	subscription rights.

We will set forth in the applicable prospectus supplement a description of the debt securities, preferred stock, depositary shares, warrants and/or subscription rights that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the applicable prospectus supplement, and other offering material, relating to such offer.

DESCRIPTION OF THE DEBT SECURITIES

This section describes the general terms and provisions of any debt securities that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the material terms of that particular series and to the extent to which the general terms and provisions contained herein apply to that particular series.

Senior debt securities and subordinated debt securities may be issued in one or more series under one or more indentures without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities we may issue under an indenture. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened for issuance of additional debt securities of such series.

Events of Default

The indenture will, unless otherwise provided, define an event of default with respect to any series of debt securities as one or more of the following events:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series for 30 days when due;

•	failure to make any sinking fund payment for 30 days when due;

•	failure to perform any other covenant in the indenture if that failure continues for 90 days after we are given the notice required in the indenture;

•	our bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default relating to our bankruptcy, insolvency or reorganization, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. If an event of default relating to our bankruptcy, insolvency or reorganization shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable.

After acceleration of the principal amount of the debt securities, the holders of a majority in aggregate principal amount of the outstanding securities of that series, under certain circumstances, may rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must give to the registered holders a notice of the default or event of default within 90 days after receipt of the notice. However, the trustee need not mail the notice if the default or event of default (a) has been cured or waived, or (b) is not in the payment of any amounts due with respect to any security and the trustee in good faith determines that withholding the notice is in the best interests of holders. In addition, the trustee shall give the holders of securities of such series notice of such default or event of default actually known to it as and to the extent provided by the Trust Indenture Act.

Satisfaction and Discharge

We may be discharged from our obligations on the debt securities of any series if we deposit enough cash or U.S. government obligations with the trustee to pay all of the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities and satisfy certain other conditions precedent. We may be so discharged only if (i) all of the securities of such series have been delivered to the trustee for cancellation (subject to certain exceptions) or (ii) all such securities not theretofore delivered to the trustee for cancellation have become due and payable, or will become due and payable at their stated maturity within one year, or if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense.

Upon such satisfaction and discharge of the indenture with respect to any series of securities, the indenture shall cease to be of further effect with respect to such series of securities, except as to any surviving rights of registration of transfer or exchange of securities expressly provided for in the indenture or any other surviving rights expressly provided for in a supplemental indenture for a series of securities.

Compliance Certificates and Opinions

Upon any application or request by us to the trustee to take any action under any provision of the indenture, we will furnish to the trustee such certificates and opinions as may be required under the Trust Indenture Act.

SELLING SECURITY HOLDERS

Selling security holders may use this prospectus in connection with resales of securities. The applicable prospectus supplement, post-effective amendment or other filings we make with the SEC under the Securities Exchange Act of 1934, as amended, will identify the selling security holders, the terms of the securities and the transaction in which the selling security holders acquired the securities. Selling security holders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commission under the Securities Act of 1933, as amended. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling security holders.

PLAN OF DISTRIBUTION

We, or any selling security holders, may sell the offered securities through agents, underwriters or dealers, or directly to one or more purchasers, or through a combination of these methods of sale. We will identify the specific plan of distribution, including any agents, underwriters, dealers or direct purchasers, and any compensation paid in connection therewith, in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the validity of the issuance of the securities offered by any prospectus supplement for us.

EXPERTS

The consolidated financial statements of Nuance Communications, Inc. incorporated by reference in this prospectus, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

Commissure Inc.’s financial statements as of December 31, 2006 and 2005, and for each of the years in the two year period ended December 31, 2006 incorporated by reference into this prospectus from our Current Report on Form 8-K/A dated November 29, 2007, have been audited by McGladrey & Pullen, LLP, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

Viecore, Inc.’s consolidated financial statements as of December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006, incorporated by reference into this prospectus from our Current Report on Form 8-K dated November 29, 2007, have been audited by WithumSmith+Brown, P.C., independent auditors, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.

The statements of assets to be acquired and liabilities to be assumed of Tegic Communications, Inc. at December 31, 2006 and 2005, and the statements of revenues and direct expenses for each of the three years in the period ended December 31, 2006, appearing in our Current Report on Form 8-K dated August 30, 2007, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

VoiceSignal Technologies, Inc.’s consolidated financial statements as of December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006, incorporated by reference into this prospectus from our Current Report on Form 8-K dated August 30, 2007, have been audited by Vitale, Caturano & Company, Ltd., independent accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

The consolidated financial statements of Bluestar Resources Limited, as of December 31, 2006 and 2005, and for the years then ended, included in Nuance Communications, Inc.’s Current Report on Form 8-K/A dated April 17, 2007, have been audited by S.R. Batliboi & Associates (a member firm of Ernst & Young Global), independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Dictaphone Corporation as of December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005, incorporated by reference into this prospectus from our Current Report on Form 8-K/A dated June 2, 2006, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of operations, changes in stockholders’ equity and cash flows of Dictaphone Corporation and its subsidiaries for the year ended December 31, 2003 incorporated by reference into this prospectus from the Nuance Communications, Inc. Current Report on Form 8-K/A dated June 2, 2006, have been audited by Grant Thornton LLP, an independent registered public accounting firm, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements and the related financial statement schedule of Nuance Communications, Inc. (which entity is now referred to as “Former Nuance Communications, Inc.” as a result of its acquisition in September 2005 by ScanSoft, Inc. and ScanSoft, Inc.’s subsequent name change to Nuance Communications, Inc.) as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, incorporated in this prospectus by reference from the Current Report of Form 8-K of ScanSoft, Inc. (now known as Nuance Communications, Inc. as a result of such name change) dated September 15, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of Phonetic Systems Ltd. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, incorporated into this prospectus by reference from our Current Report on Form 8-K/A dated April 18, 2005, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C., located at 100 F Street, N.E. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public over the internet from the SEC’s web site at www.sec.gov, or our web site at www.nuance.com (which is not intended to be an active hyperlink in this prospectus). The contents of our website are not incorporated by reference in or otherwise a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we filed with it. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated:

1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, filed on November 29, 2007;

2. Our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2006, filed on January 29, 2007 (but only with respect to Items 10, 11, 12, 13, and 14 of such report);

3. Our Current Reports on Form 8-K filed on November 29, 2007, November 13, 2007, October 25, 2007, October 22, 2007, October 4, 2007 (as amended on November 29, 2007), October 2, 2007, August 30, 2007, March 28, 2007 (as amended on April 17, 2007), December 19, 2006 (as amended December 27, 2006), December 11, 2006, November 8, 2006, March 31, 2006 (as amended June 2, 2006), September 16, 2005 and February 7, 2005 (as amended April 18, 2005); and

4. The description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on October 20, 1995, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803
(781) 565-5000
Attention: Investor Relations

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

5,575,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Thomas Weisel Partners LLC